Exhibit 99.1

SYSCO Corporation                            NEWS RELEASE
1390 Enclave Parkway                         ------------
Houston, Texas 77077-2099
(281) 584-1390
FOR IMMEDIATE RELEASE

FOR MORE INFORMATION
CONTACT:
Diane Day Sanders                             Stewart H. Mahoney, CFA
Vice President and Treasurer                  Vice President, Investor Relations
SYSCO Corporation                             Sobeys Inc.
281-584-1303                                  902-928-1725


           SYSCO TO ACQUIRE SERCA FOODSERVICE OPERATIONS AND ANNOUNCES AGREEMENT TO FORM A NEW STRATEGIC ALLIANCE WITH SOBEYS INC.

     Houston, December 5, 2001 -- SYSCO Corporation (NYSE: SYY), North America's largest foodservice marketer and distributor, has signed a definitive agreement to purchase for CAD$440 million cash (US$278 million) substantially all of the assets of the SERCA Foodservice operations of Sobeys Inc. (TSE: SBY) and assume the liabilities associated with the purchased assets. The transaction, which is expected to be completed early in calendar year 2002, is subject to SYSCO's due diligence and is also conditioned upon the receipt of customary Canadian regulatory approvals, including consent from the Competition Bureau.

     The companies also announced their agreement to form a strategic alliance to optimize the sourcing and procuring of produce and corporate brand products. The association between SYSCO and Sobeys is intended to increase efficiency of their respective logistics and distribution systems, and the companies will develop new concepts together to satisfy the changing requirements of their respective customers.

     SERCA, headquartered in Toronto, Ontario, is one of the largest operators in the North American foodservice industry. The company supplies about 100,000 food products, as well as foodservice supplies and equipment, to approximately 80,000 customers, including restaurants, hotels, fast food chains, educational facilities and health care locations. SERCA operates throughout Canada and is supported by approximately 4,000 employees and a fleet of 500 delivery vehicles. The company was acquired by Sobeys in December 1998 as part of Sobeys acquisition of The Oshawa Group Limited. For its fiscal year 2001 that ended May 5, 2001 SERCA generated sales of CAD$2.21 billion (US$1.44 billion).

     Commenting on the proposed purchase, Richard J. Schnieders, president and chief operating officer of SYSCO, stated, "We look forward to welcoming SERCA to the SYSCO family. SERCA's strengths are very complementary to ours, including their commitment to high standards for customer service and product excellence. The addition of SERCA to the SYSCO family should enhance SYSCO's position as the leading foodservice distribution company in North America. It is a net gain for all parties."

     Currently, SYSCO has nine distribution locations in Canada including five broadline companies, three specialty produce operations and one hotel supply company.



                                    - more -

     Bill McEwan, president and chief executive officer of Sobeys Inc., noted that the transaction will create significant value for Sobeys' and SYSCO's customers, shareholders and employees. "Sobeys can now focus its full attention and resources on growing its core retail business, with a strengthened financial position and a strategic association with North America's largest and best foodservice operator," Mr. McEwan said.

     Charles H. Cotros, chairman and chief executive officer of SYSCO, said, "The addition of SERCA will solidify our position across Canada and provide substantial procurement and other benefits to our new and existing customers and suppliers. This purchase will enhance our distribution synergies in the approximately CAD$14 billion (US$9 billion) Canadian foodservice distribution market."

     "In spite of the current economic downturn and the events related to the September 11th tragedies, SYSCO's sales and earnings growth increased for an unprecedented 102nd consecutive quarter in our first quarter of fiscal 2002. This record, coupled with our recent quarterly dividend increase of 28.6 percent -- the 33rd dividend increase in SYSCO's 31-year history as a public company -- demonstrates to shareholders our confidence in SYSCO's future and the opportunities in the North American foodservice industry."

     JPMorgan  Securities,   Inc.  served  as  financial  advisor  to  SYSCO  in
connection with the acquisition.

     SYSCO is the largest foodservice marketing and distribution organization in North America. Generating sales of $21.8 billion for the fiscal year 2001 that ended June 30, 2001, the company provides food and related products and services to about 370,000 customers, including restaurants, healthcare and educational institutions, lodging establishments and other foodservice operations. The SYSCO distribution network currently extends throughout the entire contiguous United States and portions of Alaska, Hawaii and Canada. For more information about SYSCO visit the company's home page at www.sysco.com.

     Headquartered in Stellarton, Nova Scotia, Sobeys Inc. is Canada's second largest retail grocer and distributor. Sobeys operates over 1,300 corporate and franchise stores in all 10 provinces under a range of retail banners, including Sobeys, Garden Market IGA, IGA extra and Price Chopper. Sobeys is committed to satisfying its customers' current demands for products and services, and exceeding their expectations with value-added offerings in the future. The company achieved overall sales of CAD$11.37 billion for its fiscal year ended May 5, 2001. More information on Sobeys can be found at www.sobeys.com.


Advisory of Media and Analyst Briefing
Rick Schnieders and Bill McEwan will be available to answer questions surrounding this transaction at a media briefing held at the Sheraton Centre at 123 Queen Street West, Conference Room F, Second Floor, in Toronto, at 10:00 a.m. (EST) on Wednesday, December 5, 2001. A live webcast is also available and can be accessed at www.sysco.com and www.sobeys.com.


Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding expected benefits of the SERCA acquisition and proposed strategic alliance with Sobeys. These statements are based on management's current expectations and estimates; actual results may differ materially due to certain risks and uncertainties. For example, SYSCO's ability to achieve expected results may be affected by competitive price pressures, availability of supplies, work stoppages, failure of SYSCO to successfully integrate SERCA's operations, failure of the transaction to close due to the inability to obtain regulatory or other approvals, failure of the combined company to retain key executives and other personnel, conditions in the economy, including the current economic downturn, industry growth and internal factors, such as the ability to control expenses. For a discussion of additional factors affecting SYSCO, see SYSCO's Annual Report on Form 10-K for the fiscal year ended June 30, 2001, as filed with the Securities and Exchange Commission.

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